Exhibit 10.19.2

*	Note: Certain portions have been omitted from this Amended and Restated Side Letter in accordance with a request for confidential treatment submitted to the Securities and Exchange Commission. Omitted information has been replaced with an asterisk. Omitted information has been filed separately with the Securities and Exchange Commission

400 Main Street

East Hartford, CT 06108 USA

December 17, 2010

Atlantic Aircraft Holding Ltd.

Bolam House

King & George Streets

P. O. Box CB 13.253

Nassau, Bahamas

Subject:

Second Amended and Restated Side Letter No. 1 to the Amended and Restated

V2500 General Terms of Sale between IAE International Aero Engines AG and

Atlantic Aircraft Holding Ltd. dated December 18, 2008

Ladies and Gentlemen:

We refer to the Amended and Restated V2500 General Terms of Sale dated December 18, 2008 between IAE International Aero Engines AG (“IAE”) and Atlantic Aircraft Holding Ltd. (“AAH”), such contract being hereinafter referred to as the “Contract.” Unless expressly stated to the contrary, and to the extent possible, terms used in this Second Amended and Restated Side Letter No. 1 shall have the same meaning given to them in the Contract.

We also refer to the Amended and Restated Side Letter No. 1 dated December 18, 2008, which consolidated and superseded all the terms within Side Letters No. 1 through 4 to the Original Contract all dated April 23rd 1999 (the “Previous Amended and Restated Side Letter No. 1”).

The Parties agree that this Second Amended and Restated Side Letter No. 1 consolidates and supersedes all the terms within the Previous Amended and Restated Side Letter No. 1.

This Second Amended and Restated Side Letter No. 1 provides for certain financial assistance, Spare Engine assistance, price protection assurances, and Engine support from IAE to AAH in support of the incorporation of the Aircraft into its fleet.

FINANCIAL ASSISTANCE TERMS

1.	Confirmation of Agreement to Acquire Aircraft and Engines

1.1	Confirmation of Agreement to Purchase Aircraft

AAH confirms to IAE that AAH has entered into the Aircraft Agreement with the Aircraft Manufacturer, and that as of the date of this Second Amended and Restated Side Letter No. 1 the Aircraft Agreement provides for AAH to purchase [*] Firm Aircraft (including [*] Firm Aircraft already delivered by the Aircraft Manufacturer as of the date of the Contract) (the “Firm Aircraft”), and, if converted into firmly ordered aircraft pursuant to the Airbus Agreement, up to twenty-three (23) Rolling Option Aircraft.

1.2	Agreement to Purchase Spare Engines

AAH will purchase, in accordance with and subject to the terms of the Contract as supplemented hereby, Spare Engines in quantities and at appropriate thrust levels sufficient to maintain a minimum [*] ratio of Spare Engines to Engines installed on Aircraft delivered pursuant to the Aircraft Agreement and operated by the Grupo TACA Airlines. For such Spare Engines, AAH agrees to provide IAE [*] months written notice prior to the desired delivery date, specifying the required thrust rating of such Spare Engines.

2.	Introductory Assistance Credit Firm Aircraft

2.1	To assist AAH with the introduction of certain Firm Aircraft into its fleet, IAE will issue a credit pursuant to Clause 2.5 below in the following amounts for Firm Aircraft [*] through Firm Aircraft [*] inclusive purchased by and delivered to AAH pursuant to Exhibit B-1 hereto:

V2524-A5 [*]

V2527-A5 [*]

V2527E-A5 [*]

V2527M-A5 [*]

V2533-A5 [*]

2.2	Each credit issued pursuant to Clause 2.1 above shall be escalated using the IAE Escalation Formula set forth in Exhibit B-3 to the Contract from a base month of [*], to the earlier of: a) the scheduled delivery date set forth in Exhibit B-1 to the Contract; or b) the actual delivery date of the corresponding Firm Aircraft where such delivery date has been modified pursuant to Clause 4.1 below; provided however that if the delivery date of such Firm Aircraft is delayed solely because of an IAE failure to perform its obligations under the Contract and such failure is not excused pursuant to Clause 6.1 of the Contract, the relevant credit shall be escalated to the actual delivery date.

2.3	To assist AAH with the introduction of Firm Aircraft [*] through Firm Aircraft [*] purchased by and delivered to AAH pursuant to Exhibit B-1 hereto, IAE will issue a credit pursuant to Clause 2.5 below in the following amounts:

V2524-A5 [*]

V2527-A5 [*]

V2527E-A5 [*]

V2527M-A5 [*]

V2533-A5 [*]

2.4	Each credit issued pursuant to Clause 2.3 above shall be escalated using the IAE Escalation Formula set forth in Exhibit B-4 to the Contract from a base month of [*], to the earlier of: a) the scheduled delivery date set forth in Exhibit B-1 to the Contract; or b) the actual delivery date of the corresponding Firm Aircraft where such delivery date has been modified pursuant to Clause 4.1 below; provided however that if the delivery date of such Firm Aircraft is delayed solely because of an IAE failure to perform its obligations under the Contract and such failure is not excused pursuant to Clause 6.1 of the Contract, the relevant credit shall be escalated to the actual delivery date.

2.5	The total amount of such credit for each Aircraft shall be assigned to the Aircraft Manufacturer to reduce the price of the Engines for such Aircraft. AAH agrees that the credit shall not vest in the Aircraft Manufacturer until delivery to and acceptance by AAH of the respective Aircraft. In the event AAH does not accept delivery of the corresponding Aircraft for reasons other than a defect in the Engines, AAH agrees to promptly reimburse to IAE any amounts paid by IAE pursuant to this Clause 2 to the Aircraft Manufacturer, provided, however, that IAE shall reasonably assist and cooperate with AAH in securing reimbursement from the Aircraft Manufacturer of any such sums.

2.6	IAE will not unreasonably withhold its consent to an assignment of the full value of the credits set forth in this Clause 2 by AAH to a financial institution or similar entity to obtain and/or secure pre-delivery payment financing for the respective Aircraft.

2.7	The credits issued pursuant to this Clause 2 shall be subject to reduction by the amounts specified in Clause 8.2 or Clause 8.3, as applicable.

3.	Fleet Expansion Assistance Credit

3.1	To assist AAH with the introduction of the Rolling Option Aircraft into its fleet, IAE will issue a credit pursuant to Clause 3.3 below in the following amounts for each of the Rolling Option Aircraft purchased by AAH:

V2524-A5 [*]

V2527-A5 [*]

V2527E-A5 [*]

V2527M-A5 [*]

V2533-A5 [*]

3.2	Each such credit shall be escalated using the IAE Escalation Formula set forth in Exhibit B-4 to the Contract from a base month of [*] to the earlier of: (a) the scheduled delivery date set forth in Exhibit B-1 to the Contract; or (b) the actual delivery date of the corresponding Rolling Option Aircraft where such delivery date has been modified pursuant to Clause 4.1 below; provided however that if the delivery date of such Firm Aircraft is delayed solely because of an IAE failure to perform its obligations under the Contract and such failure is not excused pursuant to Clause 6.1 of the Contract, the relevant credit shall be escalated to the actual delivery date.

3.3	The total amount of such credit for each Aircraft shall be assigned to the Aircraft Manufacturer to reduce the price of the Engines for such Aircraft. AAH agrees that the credit shall not vest in the Aircraft Manufacturer until delivery to and acceptance by AAH of the respective Aircraft. In the event AAH does not accept delivery of the corresponding Aircraft for reasons other than a defect in the Engines, AAH agrees to promptly reimburse to IAE any amounts paid by IAE pursuant to this Clause 3 to the Aircraft Manufacturer, provided, however, that IAE shall reasonably assist and cooperate with AAH in securing reimbursement from the Aircraft Manufacturer of any such sums.

3.4	IAE will not unreasonably withhold its consent to an assignment of the full value of the credits set forth in this Clause 3 by AAH to a financial institution or similar entity to obtain and/or secure pre-delivery payment financing for the respective Aircraft.

3.5	The credits issued pursuant to this Clause 3 shall be subject to reduction by the amount specified in subclause iii) of Clause 8.

4.	Aircraft Delivery Flexibility and Aircraft Flexibility

4.1	To the extent permitted by the Aircraft Manufacturer, IAE agrees to the modification on individual Firm Aircraft delivery dates (and, if converted into firmly ordered aircraft with scheduled delivery dates, the Rolling Option Aircraft delivery dates) provided that: (a) all Aircraft (including Rolling Option Aircraft converted into firmly ordered aircraft) are delivered prior to [*]; and (b) AAH provides IAE written notice of the modification upon the earlier of [*] months prior to the modified delivery date or [*] months prior to the then scheduled delivery date.

4.2	IAE acknowledges that the Aircraft Manufacturer has granted AAH pursuant to the Aircraft Agreement certain rights to purchase Aircraft (the “Purchase Rights”) in respect of which AAH continues to have the option to exercise Purchase Rights in respect of [*] Aircraft (such Aircraft, the “Remaining Purchase Rights Aircraft”). AAH represents that as of the date of this Second Amended and Restated Side Letter No. 1, it has remaining the right to exercise all or part of the Purchase Rights in respect of the Remaining Purchase Rights Aircraft at any time and from time to time for deliveries between [*] months following the Purchase Rights exercise dates. The Purchase Rights in respect of [*] the Remaining Purchase Rights Aircraft shall expire on the last business day of the second week of [*] and the Purchase Rights in respect of the additional [*] of the Remaining Purchase Rights Aircraft shall expire on the last business day of the second week of [*] (as applicable to each of the Purchase Rights in respect of a Remaining Purchase Rights Aircraft, the “Purchase Rights Expiration Date”) if AAH has not exercised such Purchase Rights by giving written notice to the Aircraft Manufacturer prior to the relevant Purchase Rights Expiration Date.

For each Purchase Right, upon receipt of AAH’s notice to the Aircraft Manufacturer, the Aircraft Manufacturer will provide a delivery date for the relevant Purchase Rights Aircraft and, upon confirmation of such delivery date, AAH shall promptly notify IAE of the scheduled delivery date of the relevant Purchase Rights Aircraft. AAH further represents that, as of the date of this Second Amended and Restated Side Letter No. 1, the Aircraft Manufacturer has agreed pursuant to the Aircraft Agreement to grant AAH, at the time of exercise of the Purchase Rights in accordance with the above procedure, certain rights to purchase (the “Replacement Purchase Rights”) [*] (the “Replacement Purchase Rights Aircraft”). The Replacement Purchase Rights are exercisable in accordance with the same procedure as the Purchase Rights; provided that the Purchase Right Expiration Date of each Replacement Purchase Right shall be the second anniversary of the Purchase Right Expiration Date of the Purchase Right with respect to which such Replacement Purchase Right was granted.

For clarity, the Purchase Rights Aircraft and the Replacement Purchase Rights Aircraft together make up [*] of the [*] Aircraft, as defined in Clause 1.1 of the Contract.

4.3	For Aircraft scheduled for delivery after January 1, 2006, IAE agrees that AAH may convert A319 Aircraft to A320 Aircraft powered by new Engines or A321 Aircraft powered by new Engines. For Aircraft scheduled for delivery after January 1, 2006, IAE further agrees that AAH may convert A320 Aircraft to A319 Aircraft powered by new Engines or A321 Aircraft powered by new Engines. These conversion rights are subject to the following conditions:

4.3.1	The Aircraft Manufacturer providing AAH similar conversion rights; and

4.3.2	The Aircraft Manufacturer agreeing to the particular conversion; and

4.3.3	These conversion rights being exercised only once per aircraft; and

4.3.4	AAH providing IAE written notice of such conversion at the same time AAH notifies the Aircraft Manufacturer, but in no case later than [*] months prior to the then scheduled delivery date of the applicable Aircraft being converted.

4.4	Of the total number of Spare Engines and Engines installed on Aircraft purchased by AAH, not more than [*] Spare Engines and Engines may be [*] or [*] Engines.

5.	Escalation Cap

5.1	With respect to Engines installed on Aircraft (“Installed Engines”) which are delivered by IAE to the Aircraft Manufacturer prior to [*], the escalation per annum for the period of [*] applicable to the base price of those Installed Engines will be the lesser of: (a) the per annum amount as determined by the application of the Escalation Formula as set forth in Exhibit B-3 to the Contract; and (b) a cumulative [*] per annum. Subject to the Aircraft Manufacturer providing a similar limitation on escalation to AAH, for Installed Engines delivered after [*], the calculation of the total amount of escalation for such Installed Engines, installed on Firm Aircraft 1 through Firm Aircraft 52 inclusive as listed in Exhibit B-1, will utilize for the years [*] the amount of escalation set forth in this paragraph.

5.2

For the period beginning [*] and ending [*] (the “Cap Period”), IAE agrees to cap escalation of all credits, prices and other items in relation to Engines installed on Firm Aircraft [*] through Firm Aircraft [*] inclusive as listed in Exhibit B-1, delivered to AAH under the Contract after [*] in accordance with the escalation formula in Exhibit B-3 of the Contract, including any applicable Installed Engine Base Price as defined in Clause 13 to this Side Letter No. 1 (“Base Amounts”), at an annual rate of [*], provided that any year in which escalation exceeds [*] over the previous year, all such Base Amounts shall be escalated additionally by [*] of the amount of the escalation in excess of [*]. With respect to the Engines installed on the Firm Aircraft subject to this Clause 5.2, each year during the Cap Period, the lower of the escalation as calculated in accordance with Exhibit B-3 of the Contract or the escalation as calculated by the formula in Clause 5.4, below, shall be compounded annually and multiplied to the Base Amount pursuant to Clause 5.4 below.

5.3	During the Cap Period, IAE agrees to cap escalation of all credits, prices and other items in relation to Engines installed on Firm Aircraft through Firm Aircraft inclusive as listed in Exhibit B-1 delivered to AAH under the Contract after October 13, 2008 in accordance with the escalation formula in Exhibit B-4 of the Contract, including any applicable Installed Engine Base Price as defined in Clause 13 to this Second Amended and Restated Side Letter No. 1 (“Base Amounts”), at an annual rate of, provided that any year in which escalation exceeds over the previous year, all such Base Amounts shall be escalated additionally by of the amount of the escalation in excess of. With respect to the Engines installed on the Firm Aircraft subject to this Clause 5.3, each year during the Cap Period, the lower of the escalation as calculated in accordance with Exhibit B-4 of the Contract or the escalation as calculated by the formula in Clause 5.4, below, shall be compounded annually and multiplied to the Base Amount pursuant to Clause 5.4 below.

5.4	Pursuant to Clauses 5.2 and 5.3 above, as applicable, the yearly escalation during the Cap Period shall be determined in accordance with this Clause 5.4:

5.4.1	[*]

6.	Credit Reimbursement

Clause 6.3, Credit Reimbursement, of the Contract is hereby deleted in its entirety and replaced with the following:

“6.3	Credit Reimbursement

If AAH does not take delivery of Firm Aircraft [*] through Firm Aircraft [*] inclusive pursuant to Exhibit B-1 hereto (as such may be modified or supplemented pursuant to the terms of the Contract), IAE shall have the right to adjust the base credits granted on each of such [*] Firm Aircraft acquired by AAH in the amount of [*] dollars, escalated in accordance with Exhibit B-4 and Clause 5.3 to this Second Amended and Restated Side Letter No. 1) per Firm Aircraft not purchased by AAH. However, in no event shall the credits granted to AAH for Aircraft purchased be less than the equivalent of [*], escalated in accordance with Exhibit B-4 and Clause 5.3 to this Second Amended and Restated Side Letter No. 1) for an A320 Aircraft. Following such adjustment, AAH will promptly reimburse IAE in an amount equal to (x) the value of the credits, benefits and other concessions actually provided in excess of the adjusted amounts, plus (y) the interest on such excess amounts calculated from the time each respective amount was applied or value received until reimbursement. Interest will be calculated at six (6) month US$ LIBOR plus [*] per annum. If AAH is in default on any payment obligation under the terms of this Contract, IAE will, without prejudice to any of its other rights, be entitled to set off any unused credit in AAH’s account with IAE in full or partial (as applicable) satisfaction of such outstanding amount. Should AAH firm-up any additional Rolling Option Aircraft the Parties agree to discuss in good faith reasonable credit reimbursement terms for these additional Aircraft.”

7.	Spare Parts Payment Terms

7.1	Clause 3.13.1 of the Contract is deleted in its entirety and replaced with the following:

“3.13.1	Payment for all purchases under this Clause 3 shall be made by AAH to IAE within [*] after the date of delivery [*]. In such event, IAE shall have the right to request payment immediately prior to delivery of Spare Parts and other Supplies of such amount as would cause the balance owing to exceed the aforementioned amounts.”

7.2	Clause 3.13.6 of the Contract is deleted in its entirety and replaced with the following:

“3.13.6	If AAH fails to make payment for any Spare Parts or Other Supplies within [*] after the date when such payment is due, then, without prejudice to any of IAE’s other rights, IAE will be entitled to charge interest on the overdue amount, at the rate of six (6) month US$ LIBOR [*] per annum, from and including the date such payment was due to but excluding the date such payment is made.”

8.	Purchase of SelectOne™ Engines

Commencing with the Engines installed on Firm Aircraft 50 as detailed in the Aircraft Delivery Schedule in Exhibit B-1 to the Contract, each Installed Engine and Spare Engine delivered to AAH will be to the SelectOne™ Engine production standard, consisting of a modified High Pressure Compressor, a modified High Pressure Turbine, and a modified Low Pressure Turbine Nozzle Guide Vane. For each Installed Engine and Spare Engine delivered to AAH at the SelectOneTM Engine production standard, AAH shall pay IAE as follows:

8.1	[*];

8.2	[*];

8.3	[*].

SPARE ENGINE TERMS

9.	Spare Engine Assistance Credit

9.1	To assist AAH with procuring Spare Engines from IAE in support of AAH’s Aircraft, IAE will credit AAH’s account with IAE in an amount equal to [*] of the Basic Contract Price as set forth in Exhibit B-2 of the Contract, escalated from the base month of [*], to the date of delivery in accordance with the escalation formula contained in Exhibit B-3 of the Contract, for each Spare Engine purchased by AAH.

9.2	This Spare Engine assistance credit provided in Clause 9.1 will be applicable to [*] Spare Engines purchased by AAH, consisting of: (a) the [*] Firm Spare Engines listed in Exhibit B-2 to the Contract, and (b) up to [*] Spare Engines, as AAH firms up additional Rolling Option Aircraft, in accordance with the following schedule:

[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

9.3	Each such credit will be issued upon delivery to and acceptance by AAH of the corresponding Spare Engine. AAH agrees to provide IAE with written notice confirming acceptance of the corresponding Spare Engine promptly after acceptance.

9.4	Each such credit shall be used by AAH toward the final payment of the invoice price of such Spare Engine.

9.5	The credits issued pursuant to this Clause 9 shall be subject to reduction by the amount specified in subclause (i) of Clause 8.

10.	Spare Engine Payment Terms

10.1	Clause 2.7.1 of the Contract is deleted in its entirety and replaced with the following:

“2.7.1	AAH will make payment in United States Dollars as follows:

2.7.1.1	[*] before scheduled delivery of each Spare Engine, AAH shall pay IAE a non-refundable deposit of [*] the Estimated Purchase Price of the Spare Engine. With respect to Option Spare Engines exercised less than [*] before scheduled delivery and any other Spare Engines ordered less than [*] before scheduled delivery, this payment shall be due at the time of the exercise or placement of the order.

2.7.1.2	[*] before scheduled delivery of each Spare Engine, AAH shall pay to IAE a non-refundable deposit [*] of the Estimated Purchase Price of the Spare Engine.

2.7.1.3	[*] before scheduled delivery of each Spare Engine, AAH shall pay to IAE a non-refundable deposit [*] of the Estimated Purchase Price of the Spare Engine.

2.7.1.4	Immediately prior to the delivery of each of the Spare Engines, AAH shall pay to IAE the balance of the Purchase Price of such Spare Engine.”

10.2	Clause 2.7.6 of the Contract is deleted in its entirety and replaced with the following:

“2.7.6	If AAH fails to make payment for any Spare Engines on or before the date when such payment is due, then, without prejudice to any of IAE’s other rights, IAE will: (a) be entitled to charge interest on the overdue amount, at the rate of six (6) month US$ LIBOR plus [*] per annum, from the date such payment was due to the date such payment is made; and (b) have the right (but not the obligation) to suspend work on the manufacture of such Spare Engines pending the remedy of such failure and to reasonably reschedule the date of delivery of such Spare Engines following the cure of such failure.”

11.	Ownership and Use of Spare Engines

11.1	In consideration of the benefits provided by IAE to assist AAH in purchasing Spare Engines, AAH agrees that it will retain possession and use (but not ownership in the case of Spare Engines that AAH finances through a sale and lease-back transaction) of each Spare Engine AAH purchases pursuant to the Contract until such Spare Engines have been operated for no less than [*] Engine Flight Hours. Furthermore, AAH agrees not to sell or otherwise dispose of any other Engine if such disposition would have the impact of contravening the spirit and intent of this Clause 11.1 or if the Engine being disposed would be replaced by a Spare Engine. Nothing herein shall be deemed to prevent AAH from selling any such Spare Engine in connection with a sale and lease-back transaction whereby the Spare Engine is placed on a long-term lease to a Grupo TACA Airline.

11.2	[*]

11.2.1	[*]

11.2.2	[*]

11.3	Should AAH decide to sell to a non-Grupo Taca entity any of the Spare Engines covered by Clause 11.1 above (excluding the Spare Engines set forth in Clause 11.2 above) and other than in connection with a sale and lease-back transaction pursuant to which a Grupo TACA Airline takes for a long-term lease such Spare Engine, AAH agrees that it will first offer to IAE the right to purchase such Spare Engine prior to offering such Spare Engine to third-parties. The offer to IAE will be in writing and set forth the Engine Serial Number, hours and cycles of utilization of the Engine, and the price at which AAH is willing to sell the Spare Engine to IAE. IAE will have four (4) business days to respond to AAH’s offer. Should IAE not accept the offer or not advise AAH in writing of the acceptance of the offer, AAH shall be entitled to offer such Spare Engine to third parties at a price equal to or greater than the price at which the Spare Engine was offered by AAH to IAE. In the event AAH decides to try to dispose of the Spare Engine at a price less than the offer made to IAE, AAH will first offer the Spare Engine to IAE at such lower price. In all instances where IAE does not accept an offer from AAH as set forth in this Clause 11, IAE agrees that the price at which the Spare Engine was offered to IAE shall be subject to the non-disclosure obligations set forth in Clause 10.4 of the Contract.

12.	Engine Storage Bag and Engine Transportation Stand

Unless other arrangements are notified to IAE six (6) months prior to the date of scheduled delivery of each Spare Engine, AAH agrees to purchase from IAE an Engine Storage Bag and a Low Profile Engine Transportation Stand for delivery with each Spare Engine. [*] using the IAE Escalation Formula set forth in Exhibit B-3 to the Contract. The cost for these items will be included in the invoice for the respective Spare Engine, and payment for these items shall be due immediately prior to delivery of the Spare Engine.

PRICE PROTECTION TERMS

13.	Engine Base Price Assurance

13.1

Subject to the Aircraft Manufacturer providing similar price assurances for the Aircraft price, IAE will provide AAH an additional credit equal to any increase from the base price in effect on [*] for Engines installed on Aircraft which are delivered between [*]. This Engine base price assurance shall be applicable to Engines installed on not more than [*] delivered to and accepted by AAH. The SelectOne™ Engine Charge shall be considered an agreed increase in the base price for each SelectOneTM production standard Engine installed on an Aircraft; provided, however, that IAE has not charged the Aircraft Manufacturer with the SelectOneTM Engine Charge for that Engine.

13.2	Notwithstanding the provisions of this Clause 13, if the Engines installed on Aircraft after the date of this Second Amended and Restated Side Letter No. 1 include significant improvements from those Engines available on the date of this Second Amended and Restated Side Letter No. 1, which provide additional benefits to AAH and which involve additional costs to IAE, the parties agree to negotiate in good faith an equitable adjustment to be paid to IAE.

13.3	For the purposes of administering this base price assurance provision, the Engine base price in effect on [*] for the two (2) Engines installed on each Aircraft shall be deemed to be the following (the “Installed Engine Base Price”):

Aircraft	Engine Type	Base Price for Firm Aircraft 1 through 52 (Jan 2006 US$)	Base Price for Firm Aircraft 53 through 67 (Jan 2006 US$)
A319	V2524-A5	[*]	[*]
A320	V2527-A5	[*]	[*]
A320	V2527E-A5	[*]	[*]
A320	V2527M-A5	[*]	[*]
A321	V2533-A5	[*]	[*]

14.	Spare Engine Base Price Protection

14.1

IAE will provide AAH an additional credit equal to any increase from the base price in effect as of for [*] Spare Engines ordered by and delivered to AAH between [*]. This Spare Engine base price assurance shall be applicable to a quantity of up to [*] Spare Engines. The SelectOne™ Engine Charge shall be considered an agreed increase in the base price for each Spare Engine delivered to AAH at the SelectOneTM production standard.

14.2	Notwithstanding the provisions of this Clause 14, should the spare Engines delivered [*] include significant improvements from those spare Engines available at the time of the execution of this Second Amended and Restated Side Letter No. 1 which provide additional benefits to AAH and which involve additional costs to IAE, the parties agree to negotiate in good faith an equitable adjustment to be paid to IAE.

PRODUCT SUPPORT SERVICES

15.	V2500-A5 Miami Support Facility

15.1	A V2500-A5 Spare Parts and line replaceable unit support facility has been established in the Miami, Florida, USA area. This facility, enables AAH to maintain a reduced V2500-A5 spare parts inventory provided that AAH has: (a) at least [*] spare Engine in full engine build unit (“EBU”) and quick engine change (“QEC”) configuration; and (b) purchased and maintained in its fleet a minimum of [*] ratio of Spare Engines to Engines installed on the Aircraft as required by the Contract; and (c) purchases and maintains a reasonable amount of Initial Provisioning Spare Parts based on recommendations (which take into account the existence of the Miami Support Facility) from the Initial Provisioning conference between IAE and AAH.

15.2	For Spare Parts with prices listed in the V2500 Engine Spare Parts Price Catalog, the price for such Spare Parts from the Miami facility will be no greater than the price listed in the then current V2500 Engine Spare Parts Price Catalog.

16.	Customer Support Representative

IAE will continue to provide, at no additional charge to AAH, a customer support representative to assist AAH on site at AAH’s home base in San Salvador for as long as AAH owns and operates at least [*] V2500 powered aircraft in regular commercial service. Clause 5.2 of the Contract will be applicable to this representative.

17.	Alternative Guarantees

[*]

18.	Operation by Grupo Taca Airlines

[*]

19.	Engine Interchangeability and Thrust Rating Flexibility

19.1	The Engines being supplied by IAE to the Aircraft Manufacturer for installation on the Aircraft and the Spare Engines provided to AAH pursuant to the Contract are interchangeable amongst each other with changes or modifications which can be undertaken at normal airline maintenance facilities (such as installing the appropriate data plate, data entry plug changes, and accessory component changes) in compliance with i) the engine manual, ii) V2500 Service Bulletin V2500-72-0285 Rev 5 dated 29 March 2002, and iii) regulations of the airworthiness authorities.

19.2	Subject to:

(1)	AAH purchasing, maintaining, and operating in its fleet a minimum ratio of [*] Spare Engines to Engines installed on the Aircraft as required by the Contract; and

(2)	the ratio of thrust levels of Spare Engines purchased by AAH pursuant to the Contract being approximately the same as the ratio of thrust levels of Engines installed on the Aircraft,

the IAE Customer Support Representative at AAH will provide AAH with access to an adequate quantity of appropriate data plates and data entry plugs which allow AAH to utilize the Engines installed on the Aircraft and Spare Engines interchangeably in the AAH fleet so as to achieve maximum flexibility in AAH’s operations.

19.3	In no event shall AAH operate at any given point in time a greater number of higher thrust Engines than purchased by AAH from the Aircraft Manufacturer and IAE. For example, if AAH has purchased ten (10) V2533-A5 rated Engines, then AAH may not operate any more than ten (10) V2533-A5 rated Engines at any one point in time; the same rationale applies at each respective thrust rating.

19.4	The thrust flexibility as provided under this Clause 19 is personal to AAH and may not be transferred or assigned by AAH. Prior to selling, transferring or otherwise disposing [including lease return] of any Engine, other than a sale leaseback transaction following which AAH continues to operate the Engine, AAH shall revert such Engine to the thrust rating at which IAE originally delivered the Engine (the “Original Thrust Rating”) through the removal of the multi-rated data plate and the replacement of the original single rated plate.

19.5	If AAH sells, transfers or otherwise disposes of any Engine after October 31, 2008 (other than a sale leaseback transaction following which AAH continues to operate the Engine) without restoring the Engine to its Original Thrust Rating and returning any multi-rated data plate to IAE prior to such sale, transfer or disposal, AAH shall pay to IAE the difference between the then current price of the Engine at the Original Thrust Rating and the then current price of a V2533-A5 rated engine; provided that if the workscope for the last maintenance shop visit prior to AAH selling, transferring or otherwise disposing of an Engine includes the removal of the multi-rated data plate and the replacement of the original single rated data plate, but such task is not performed by the maintenance shop, then AAH shall have no obligation to pay such amount to IAE.

19.6	If AAH transferred, sold or otherwised disposed of any Engine before October 31, 2008, without restoring the Engine to its Original Thrust Rating and returning any multi-rate data plate to IAE, the Parties agree to work together to ensure that such engine is fitted with the original single rated data plate.

20.	Data Collection Methodology for Guarantee Administration

At AAH’s request, IAE will provide assistance in creating an appropriate data acquisition methodology for the collection of data needed for the administration of the Guarantees set forth in the Contract.

21.	Acquisition of Engines by AAH Affiliates

The Parties to this Contract acknowledge that AAH may desire that an entity controlled by AAH or by Grupo TACA Holding Ltd. take title to any Engine hereunder in lieu of AAH and that such Engine shall be operated by a Grupo TACA Airline. If any further modifications become necessary under the Contract to affect the intent of the foregoing sentence, the Parties agree to negotiate such modification in good faith; provided however that any such modification shall not (a) release AAH from any obligation under the Contract or (b) have an adverse impact on IAE.

22.	Conflicts

In the event of any conflicts between the terms contained in the Contract and the terms contained in this Second Amended and Restated Side Letter No. 1, the terms of this Second Amended and Restated Side Letter No. 1 shall prevail.

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

Except as expressly amended by this Second Amended and Restated Side Letter No. 1, all provisions of the Contract remain in full force and effect.

Very truly yours,	Agreed to and Accepted on behalf of:
IAE International Aero Engines AG	Atlantic Aircraft Holding Ltd.

Signature	Signature

Name	Name

Title	Title

Date	Date